Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen names former Secretary of Agriculture Yeutter to Board

LANSING, Mich., July 31, 2007 – Neogen Corporation (Nasdaq: NEOG) announced today that former Secretary of Agriculture Clayton K. Yeutter, Ph.D., has joined the company’s Board of Directors.

Yeutter brings to Neogen many years of distinguished service at the highest levels of government, as well as extensive experience as a director on numerous boards, as an advisor at a Washington law firm, and as a hands-on owner of a large cattle operation. Yeutter served as secretary of agriculture in the Cabinet of President George H. W. Bush from 1989 to 1991.

“With a wealth of experience in agriculture, business, and senior governmental positions, there are few people as qualified as Dr. Yeutter to serve on our Board,” said James Herbert, Neogen’s chief executive officer and chairman. “We are pleased to have a person of Dr. Yeutter’s caliber to help Neogen build upon the success that we have achieved in our first 25 years in business.”

Yeutter served in the Nixon administration as assistant secretary of agriculture. In the Ford administration, he served as assistant secretary for marketing and consumer services, assistant secretary for international affairs and commodity programs, and deputy special trade representative. He has also served as the president and chief executive officer of the Chicago Mercantile Exchange from 1978 to 1985. Since 1993, Yeutter has served as a senior advisor at the law firm of Hogan & Hartson in Washington, D.C., where he focuses on issues of international trade, food and agriculture.

Yeutter is currently on the boards of Covanta Holding Corp., the largest waste-to-energy company in the U.S.; American Commercial Lines, the second largest barge builder and operator in the U.S.; and privately owned investment management company, Burlington Capital Group. Major company boards that Yeutter has been a member of include: Caterpillar, Texas Instruments, Weyerhaeuser, ConAgra Foods, Zurich Financial Services (Switzerland), B.A.T. Industries (U.K.), Farmers Insurance Co., and FMC Corp. He also chaired the New York Board of Oppenheimer Funds. Yeutter earned his doctorate in agricultural economics, and law degree, from the University of Nebraska.

Neogen Corporation develops and markets products and services dedicated to food and animal safety. Neogen’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, unique proteins, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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